EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV Acquires
Five-Building Senior Housing Portfolio in Greater St. Louis

ST. LOUIS, Mo. (May 26, 2017) – American Healthcare Investors and Griffin Capital Company, LLC, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired the 229-unit SW Illinois Senior Housing Portfolio located in the Greater St. Louis Metropolitan Area cities of Columbia, Millstadt, Red Bud and Waterloo, Illinois.

The five-building SW Illinois Senior Housing Portfolio totals approximately 190,000 square feet of independent and assisted living space. The portfolio is 100 percent private pay and operated by an affiliate of Compass Senior Living, LLC under a 15-year absolute net lease with two 10-year renewal options and annual rent escalators of 5.5 percent after the first year and 2.5 percent thereafter. With the inclusion of SW Illinois Senior Housing Portfolio, Compass Senior Living owns and/or operates 19 senior housing communities in Arizona, California, Illinois, New Mexico, Oregon and Wisconsin.

“The purchase of SW Illinois Senior Housing Portfolio adds greater geographic and asset diversification to the growing portfolio of Griffin-American Healthcare REIT IV with well-performing senior housing facilities leased to an experienced operator under a long-term absolute net lease,” said Stefan Oh, executive vice president of acquisitions for American Healthcare Investors and Griffin-American Healthcare REIT IV.

SW Illinois Senior Housing Portfolio was acquired from A&M Property Holding, LLC, an unaffiliated third party represented by Jeff Binder and Patrick Byrne of Senior Living Investment Brokerage. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand and borrowings under its revolving line of credit with Bank of America, N.A. and KeyBank, National Association.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and has since acquired a portfolio of 21 medical office buildings and senior housing facilities for an aggregate contract purchase price of approximately $261 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 29 million-square-foot portfolio valued at approximately $8.4 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of March 31, 2017, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $25 billion in aggregate acquisition and disposition transactions, more than $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV believes that it currently qualifies, and intends to elect to be treated, as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT thereafter. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 22-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 58.8 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42* million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.8* billion in asset value, based on purchase price, as of March 31, 2017. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the diversification and growth of the company’s portfolio, the quality of the operator of SW Illinois Senior Housing Portfolio and the performance of the senior housing facilities that comprise SW Illinois Senior Housing Portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economies of Columbia, Millstadt, Red Bud and Waterloo, Illinois; the strength and financial condition of SW Illinois Senior Housing Portfolio and its tenant; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.